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                                                                    EXHIBIT 12.1

                            EarthWatch Incorporated
               Computation of Ratio of Earnings to Fixed Charges
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
                                        Nine Months from
                                        March 31, 1995 to                          Year Ended December 31,
                                        December 31, 1995              1996               1997              1998              1999
                                       -------------------  -----------------------------------------------------------------------
Pre-tax Income (Loss)                        (3,909,208)        (23,706,344)       (50,730,985)      (12,919,555)      (20,318,766)

Fixed Charges:
Interest Expense                                 25,595              63,230          5,133,285         6,626,512         1,105,891
Capitalized Interest                                  -             145,001          5,670,000         6,056,000        11,340,000
Amortization of Debt Issuance                         -                   -            343,420           444,497           467,366
Other                                                 -                   -                  -                 -           198,241
Accretion of discount on unit notes                   -                   -            243,773           315,522        15,624,386

Rent
 buildings(1/3)                                  84,884             251,620            312,050           241,635           296,102
 equipment(1/3)                                  20,167              60,554             97,888            99,431            88,821

                                        ------------------  ------------------------------------------------------------------------
Total Fixed Charges                             130,646             520,405         11,800,416        13,783,598        29,120,807
                                        ------------------  ------------------------------------------------------------------------

Pre-tax Income(Loss)                         (3,778,562)        (23,330,940)       (44,600,569)       (5,191,957)       (2,736,200)


Ratio of earnings to fixed charges               (28.92)             (44.83)             (3.78)            (0.38)            (0.09)
                                        ==================  ========================================================================


Additional earnings needed to achieve a
 coverage ratio of 1:1                       (3,909,208)        (23,851,345)       (56,400,985)      (18,975,555)      (31,857,007)

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                                                                                     Period from
                                                    Six Months Ended              March 31, 1995 to
                                          June 30, 1999        June 30, 2000        June 30, 2000
                                        --------------------------------------    -------------------
Pre-tax Income (Loss)                        (7,141,621)          (12,454,295)       (124,039,153)

Fixed Charges:
Interest Expense                              1,096,662                 2,137          12,956,651
Capitalized Interest                          3,353,726            11,128,993          34,339,994
Amortization of Debt Issuance                   124,016               359,738           1,615,021
Other                                                 -                     -             198,241
Accretion of discount on unit notes           2,205,404            14,197,045          30,380,727

Rent
 buildings(1/3)                                 132,670               200,986           1,387,276
 equipment(1/3)                                  45,890                30,751             397,612

                                        -------------------------------------    -------------------
Total Fixed Charges                           6,958,368            25,919,651          81,275,523
                                        -------------------------------------    -------------------

Pre-tax Income(Loss)                         (3,536,978)            2,336,363         (77,301,865)


Ratio of earnings to fixed charges                (0.51)                 0.09               (0.95)
                                        =====================================    ====================


Additional earnings needed to achieve a
 coverage ratio of 1:1                      (10,495,347)          (23,583,288)       (158,577,388)
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